Contact:  Gilbert L. Danielson
                                                  Executive Vice President
                                                  Chief Financial Officer
                                                  404-231-0011


                                Aaron Rents, Inc.
                           Previews Fourth Quarter and
                              Fiscal Year Results;
                          Revenues up 14% for Quarter;
                           Same Store Revenues up 3.9%


      ATLANTA, January 22, 2008 - Aaron Rents, Inc. (NYSE: RNT), the nation's leader in the sales and lease ownership, specialty retailing and rental of residential and office furniture, consumer electronics, home appliances and accessories, announced today expected fourth quarter and annual financial results for the fiscal year ended December 31, 2007. All data in this earnings release is preliminary and subject to audit. The Company will announce final fourth quarter and fiscal year 2007 financial results on February 19, 2008.

      "Fiscal year 2007 was a record for us in revenues and earnings, and a year of rapid expansion in store base," said R. Charles Loudermilk, Sr., Chairman and Chief Executive Officer of Aaron Rents. "Although conditions in some of our markets are currently challenging, we are confident that the products and services we offer to credit constrained consumers will continue to be in high demand in the future."

      For the fourth quarter of 2007 the Company preliminarily expects to record the following:

      - Aaron's Sales & Lease Ownership division revenues increased 16% and overall Company revenues increased 14% compared to the fourth quarter a year ago. Same store revenues in the Aaron's Sales & Lease Ownership division were up 3.9% over last year.

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      -     Diluted earnings per share should be in the range of $.27 to $.28 per share.

      - The Company added a net 61 Company-operated stores and 38 franchised stores during the quarter.

      - New store start-up expenses were approximately $.11 per diluted share versus $.04 per share in the fourth quarter a year ago.

      - Overall revenues and same store revenues of Aaron's Sales & Lease Ownership franchised stores increased by double-digit percentages, respectively, over the fourth quarter of 2006. Revenues of franchisees, however, are not revenues of Aaron Rents, Inc.

      The Company preliminarily expects the following results for the twelve months of 2007: - Company revenues are up 13% to slightly below $1.5 billion (excluding revenues of franchisees).

      - Revenues of the Aaron's Sales & Lease Ownership division were up 14% over last year.

      - The Company with its franchisees had a total store count at the end of 2007 of 1,560 stores open, an increase of 16% over the previous year.

      - During 2007 the Company awarded area development agreements to open a record 182 additional franchised stores and at the end of December there were a total of 284 franchised stores awarded that are expected to open over the next several years.

      "Same store revenue growth for our Company-operated stores, although still good, was less than expected during the quarter. We have, however, made progress in reducing write-offs over the last several months," Mr. Loudermilk, Sr. continued. "The expenses incurred in expanding our store base substantially reduced profitability compared to the fourth quarter a year ago. As previously announced, we have slowed down our new store plans for 2008 and will concentrate on improving overall profitability as well as revenue growth in existing stores."

      "Our collective franchised stores during 2007 outperformed
Company-operated stores and our priority in 2008 is to raise Company stores to a similar level of performance," Mr. Loudermilk, Sr. added. "We are also especially pleased with the demand for new franchised stores as evidenced by the record number of new area development agreements during the fiscal year."

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      The Company bought 646,000 shares of its Common Stock during the fourth quarter of 2007 and at its current market valuation anticipates continuing the repurchase of shares. There are currently 4,354,000 shares remaining under the Company's recent Board repurchase authorization.

      The Company will update first quarter and fiscal year 2008 revenue, earnings, and store growth expectations when 2007 financial results are reported on February 19. It is expected that first quarter earnings will be below that of the first quarter of 2007 due to the issues discussed above and the continuing start-up expenses of the large amount of new stores added in recent periods. The Company does expect that revenues and earnings for the entire 2008 year will again reach record levels, but in the current environment results are anticipated to be lower than the previous EPS guidance of $1.60 to $1.75 per diluted share. At this time, the Company anticipates opening less than 75 new Company-operated stores in 2008 and these openings are expected to be offset somewhat by the merging or selling of stores not meeting profit goals. It is expected that 70 to 90 new franchised stores will also be opened in 2008. The Company also plans to continue to acquire franchised stores and sell Company-operated stores to franchisees as opportunities to improve profitability present themselves.

      Aaron Rents will hold a conference call to discuss its quarterly financial results on Wednesday, February 20, 2008, at 10:30 am Eastern Time. The public is invited to listen in to the conference call by webcast accessible through the Company's website, www.aaronrents.com, in the "Investor Relations" section. The webcast will be archived for playback at that same site.

      Aaron Rents, Inc., based in Atlanta, at December 31, 2007 had 1,560 Company- operated and franchised stores in 48 states and Canada for the rental and sale of residential and office furniture, accessories, consumer electronics and household appliances. The Company also manufactures furniture, bedding and accessories at 12 facilities in five states.

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      "Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: Statements in this news release regarding Aaron Rents, Inc.'s business which are not historical facts are "forward-looking statements" that involve risks and uncertainties which could cause actual results to differ materially from those contained in the forward-looking statements. These risks and uncertainties include factors such as changes in general economic conditions, competition, pricing, customer demand and other issues, and the risks and uncertainties discussed under "Risk Factors" in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2006. Statements in this release that are "forward-looking" include without limitation Aaron Rents' preliminary expectations regarding its results for the year and fourth quarter ended December 31, 2007 and its projected revenues, earnings, and store openings for future periods.